Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	6/30/2022	3/31/2022	6/30/2021	Commentary
Net interest margin	3.26%	2.89%	3.06%
Adjusted net interest margin (excluding PPP loan balances and PPP interest income/fees)	3.19%	2.79%	2.96%
PPP average loan balances	$58,162	$166,399	$859,949
PPP interest income/fees	$2,919	$4,868	$10,186
Scheduled CD maturities for subsequent quarter	$196,280	$196,528	$163,476
Average rate scheduled CD maturities for subsequent quarter	0.62%	0.65%	1.11%
Cost of total deposits, Qtr-End	0.22%	0.19%	0.24%
Cost of interest-bearing DDAs, Qtr-End	0.31%	0.24%	0.24%
Cost of interest-bearing deposits, Qtr-End	0.37%	0.32%	0.34%
Noninterest bearing DDA balances, Qtr-End	$4,686,511	$4,889,495	$3,296,429
PPP outstanding loan balance, Qtr-End	$22,973	$107,565	$595,017
PPP loan fees earned QTD	$2,773	$4,453	$8,042
PPP unaccreted loan fees	$513	$3,086	$16,821
PPP loan forgiveness QTD	$84,592	$122,619	$406,980
Reserve for unfunded commitments, Qtr-End	$1,600	$1,600	$3,300
Credit card spend QTD	$263,888	$226,227	$197,420
Credit card net income QTD	$2,672	$2,372	$1,911
Merchant services fees QTD	$471	$336	$289
Mortgage banking income QTD	$614	$526	$2,699
FDIC insurance QTD	$960	$945	$1,200
Write down tax credit investment QTD	$2,499	$2,499	$86	Write down of tax credit investment increased non-interest expenses by $2.5 million during the 2nd quarter 2022 but was offset by an income tax reduction of $3.1 million
Salaries & employee benefits QTD	$20,734	$18,301	$16,887	We accrued an additional $1.8 million in our annual incentive program during the 2nd Qtr of 2022 based on loan growth and entry into new regions
Third party processing and other services QTD	$6,345	$5,605	$3,946	Recorded additional processing expenses of $243,000 during 2nd Qtr of 2022 and $503,000 YTD related to our conversion to a new core processor
Equipment and occupancy expense QTD	$2,983	$2,933	$2,844
Business meals QTD	$293	$429	$170
Earnings retention YTD	79%	78%	79%
Number of employees	550	519	534
QTD tax rate	18.83%	18.96%	21.0%
YTD tax rate	18.89%	18.96%	20.6%

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This supplemental financial data contains a measure of adjusted net interest margin, which is a non-GAAP measure. We provide net interest margin adjusted to exclude PPP balances, PPP interest income, and PPP fees over the quarter. We believe this non-GAAP financial measure provides useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that this non-GAAP financial measure has a number of limitations.  As such, you should not view this disclosure as a substitute for results determined in accordance with GAAP, and it is not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use.  The following reconciliation table provides a more detailed analysis of the non-GAAP financial measure as of and for the comparative periods presented in conjunction with this press release.  Dollars are in thousands.

	At June 30, 2022	At March 31, 2022	At June 30, 2021
Net Interest Margin - GAAP	3.26%	2.89%	3.06%
Net Interest Income - GAAP	$116,368	$105,722	$94,668
Adjustments:
PPP Interest Income & Fee Accretion	(2,919)	(4,868)	(10,186)
Adjusted Net Interest Income - non-GAAP	113,449	100,854	84,482
Average interest-earning assets	14,342,987	14,836,882	12,408,946
Adjustments:
Average PPP loan balances	(58,162)	(166,399)	(859,949)
Adjusted average interest-earning assets	$14,284,825	$14,670,483	$11,548,997
Adjusted Net Interest Margin - non-GAAP	3.19%	2.79%	2.96%